As filed with the Securities and Exchange Commission on June 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OUTERWALL INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3156448
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 114th Avenue S.E.

Bellevue, Washington 98004

(Address of principal executive offices, including zip code)

OUTERWALL INC.

2011 INCENTIVE PLAN

(Full title of the plan)

Erik E. Prusch

Chief Executive Officer

Outerwall Inc.

1800 114th Avenue S.E.

Bellevue, Washington 98004

(425) 943-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jens M. Fischer

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value, under the Outerwall Inc. 2011 Incentive Plan (the “Plan”) (3)	189,587	$40.08	$7,598,646.96	$765.18

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is estimated to be $40.08 based on the average of the high sales price ($40.42) and the low sales price ($39.73) for the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on May 25, 2016.
(3)	As described in the Explanatory Note in this Registration Statement, on June 1, 2011, the stockholders of the Registrant approved the Plan and, in connection therewith, no further awards will be made under the Registrant’s 1997 Amended and Restated Equity Incentive Plan (the “Prior Plan”). The shares of Common Stock being registered under the Plan on this Registration Statement were previously reserved for issuance under the Prior Plan and now may be issued under the Plan.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering shares of the Registrant’s Common Stock that may be issued to participants under the Plan.

The number of shares of Common Stock reserved and available for issuance under the Plan includes shares subject to outstanding awards under the Prior Plan on June 1, 2011 that cease thereafter to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares). In December 2011, the Registrant registered, among other shares, 105,636 shares under the Plan that, as of November 25, 2011, had ceased to be subject to awards under the Prior Plan and had become available for issuance under the Plan. As of May 23, 2016, an additional 189,587 shares had ceased to be subject to awards under the Prior Plan and had become available for issuance under the Plan (the “Carryover Shares”). Post-Effective Amendment No. 2 to the Form S-8 Registration Statement filed for the Prior Plan on November 1, 2007 is being filed contemporaneously with this Registration Statement to deregister the Carryover Shares under that Registration Statement. Additional shares reserved for issuance under the Prior Plan may become available for issuance in the future under the Plan if they cease to be subject to awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), and any such additional shares will be included in the shares reserved for issuance under the Plan and may be registered on one or more future Form S-8 Registration Statements.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 4, 2016, as amended by the Form 10-K/A, filed on April 28, 2016, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on April 28, 2016, which contains unaudited interim financial statements;

(c) the Registrant’s Current Reports on Form 8-K filed on February 4, 2016, March 14, 2016 and April 12, 2016, excluding any portions of those reports that were furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items; and

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A filed on August 23, 2012 (File No. 000-22555) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items) after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (3) the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with its directors and certain officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in its restated certificate of incorporation, as amended, and its amended and restated bylaws and to provide additional procedural protections. The indemnification agreements generally require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified under such agreement.

The indemnification provision in the Registrant’s restated certificate of incorporation, as amended, the amended and restated bylaws and the indemnification agreements the Registrant has or may enter into with certain of its directors and officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. The Registrant has also obtained directors’ and officers’ liability insurance.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Outerwall Inc. 2011 Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Form 10-Q on May 7, 2015 (File No. 000-22555))

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 1st day of June, 2016.

OUTERWALL INC.

/s/ Erik E. Prusch
By:	Erik E. Prusch
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Erik E. Prusch and Donald R. Rench, or either of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 1st day of June, 2016.

Signature	Title

/s/ Erik E. Prusch Erik E. Prusch	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Galen C. Smith Galen C. Smith	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey W. Kist Jeffrey W. Kist	Interim Chief Accounting Officer (Principal Accounting Officer)

/s/ Nelson C. Chan Nelson C. Chan	Chair of the Board

/s/ Jeffrey J. Brown Jeffrey J. Brown	Director

/s/ Nora M. Denzel Nora M. Denzel	Director

/s/ David M. Eskenazy David M. Eskenazy	Director

/s/ Ross G. Landsbaum Ross G. Landsbaum	Director

/s/ Robert D. Sznewajs Robert D. Sznewajs	Director

/s/ Ronald B. Woodard Ronald B. Woodard	Director

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Outerwall Inc. 2011 Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 filed with the Registrant’s Form 10-Q on May 7, 2015 (File No. 000-22555))